Exhibit 99.1

News Release WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. announces completion of the sale of
LADD Industries, LLC
PITTSBURGH, June 8, 2010/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical and industrial MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announces the completion on June 7, 2010 of the sale of its 40% interest in LADD Industries, LLC to Deutsch Engineered Connecting Devices, Inc. as previously announced on May 6, 2010.
WESCO received consideration of $40 million plus repayment of a $15 million promissory note and accrued interest. The proceeds are expected to be used to reduce variable rate debt. The Company estimates a quarterly earnings per share reduction of approximately $0.03 per share on a full quarter run rate basis due to the expected loss of equity and note income, offset by the anticipated reduction in interest expense from the use of sale proceeds. The above assumes an effective tax rate of 29.5% and 43.7 million fully diluted shares.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com